AMENDMENT NO. 2 TO
BYLAWS
OF
CNS RESPONSE, INC.

The Bylaws (the “BYLAWS”) of CNS Response, Inc., a Delaware corporation (the “CORPORATION”) formerly known as “Age Research, Inc.,” are hereby amended as follows:

1.           Section 2.2 of Article 2 of the Bylaws is amended and restated in its entirety to read as follows:

“2.2  Number; Election and Qualification.  Unless otherwise provided in the certificate of incorporation, the number of directors which shall constitute the whole board of directors shall be determined by resolution of the stockholders or the board of directors,- but in no event shall be less than three.  Unless otherwise provided in the certificate of incorporation, the number of directors may be decreased at any time and from time to time either by the stockholders or by a majority of the directors then in office, but only to eliminate vacancies existing by reason of the death, resignation, removal or expiration of the term of one or more directors.  The directors shall be elected at the annual meeting of stockholders by such stockholders as have the right to vote in such election.  Directors need not be stockholders of the corporation.”

2.           Except as set forth above, the remaining provisions of the Bylaws shall not be amended hereby and shall remain in full force and effect in accordance with their respective terms.

CERTIFICATE OF SECRETARY

I, the undersigned, do hereby certify:

(1)           that I am the duly elected and acting Secretary of CNS Response, Inc., a Delaware corporation (the “CORPORATION”); and

(2)           that the foregoing amendment to the Corporation’s Bylaws, constituting one (1) page, has been duly adopted by the Board of Directors of the Corporation at a duly noticed meeting held on July 20, 2009.

IN WITNESS WHEREOF, I have hereunto subscribed my name as of this 22nd day of July, 2009.

/s/ George Carpenter
George Carpenter, Secretary